                                                                    Exhibit 2.1







                          AGREEMENT AND PLAN OF MERGER


                         dated as of September 4, 1996,

                                     among

                                 Staples, Inc.

                            Marlin Acquisition Corp.

                                      and

                               Office Depot, Inc.

                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I

THE MERGER ................................................................   2
     Section 1.01  Effective Time of the Merger ...........................   2
     Section 1.02  Closing ................................................   2
     Section 1.03  Effects of the Merger ..................................   2
     Section 1.04  Directors and Officers .................................   2

ARTICLE II

CONVERSION OF SECURITIES ..................................................   3
     Section 2.01  Conversion of Capital Stock ............................   3
     Section 2.02  Exchange of Certificates ...............................   4

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OFFICE DEPOT ............................   7
     Section 3.01  Organization of Office Depot ...........................   7
     Section 3.02  Office Depot Capital Structure .........................   8
     Section 3.03  Authority; No Conflict; Required Filings and Consents ..   9
     Section 3.04  SEC Filings; Financial Statements ......................  10
     Section 3.05  No Undisclosed Liabilities .............................  11
     Section 3.06  Absence of Certain Changes or Events ...................  11
     Section 3.07  Taxes ..................................................  11
     Section 3.08  Properties .............................................  12
     Section 3.09  Intellectual Property ..................................  13
     Section 3.10  Agreements, Contracts and Commitments ..................  13
     Section 3.11  Litigation .............................................  13
     Section 3.12  Environmental Matters ..................................  13
     Section 3.13  Employee Benefit Plans .................................  14
     Section 3.14  Compliance With Laws ...................................  15
     Section 3.15  Accounting and Tax Matters .............................  16
     Section 3.16  Registration Statement; Proxy Statement/Prospectus .....  16
     Section 3.17  Labor Matters ..........................................  16
     Section 3.18  Insurance ..............................................  17
     Section 3.19  No Existing Discussions ................................  17
     Section 3.20  Opinion of Financial Advisor ...........................  17
     Section 3.21  Section 203 of the DGCL Not Applicable .................  17
     Section 3.22  Rights Agreement .......................................  17





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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STAPLES AND SUB .........................  17
     Section 4.01  Organization of Staples and Sub ........................  18
     Section 4.02  Staples Capital Structure ..............................  18
     Section 4.03  Authority; No Conflict; Required Filings and Consents ..  19
     Section 4.04  SEC Filings; Financial Statements ......................  20
     Section 4.05  No Undisclosed Liabilities .............................  21
     Section 4.06  Absence of Certain Changes or Events ...................  21
     Section 4.07  Taxes ..................................................  22
     Section 4.08  Properties .............................................  22
     Section 4.09  Intellectual Property ..................................  23
     Section 4.10  Agreements, Contracts and Commitments ..................  23
     Section 4.11  Litigation .............................................  23
     Section 4.12  Environmental Matters ..................................  23
     Section 4.13  Employee Benefit Plans .................................  24
     Section 4.14  Compliance With Laws ...................................  25
     Section 4.15  Accounting and Tax Matters .............................  25
     Section 4.16  Registration Statement; Proxy Statement/Prospectus .....  25
     Section 4.17  Labor Matters ..........................................  26
     Section 4.18  Insurance ..............................................  26
     Section 4.19  Opinion of Financial Advisor ...........................  26
     Section 4.20  No Existing Discussions ................................  26
     Section 4.22  Interim Operations of Sub ..............................  27

ARTICLE V

CONDUCT OF BUSINESS .......................................................  27
     Section 5.01  Covenants of Office Depot and Staples ..................  27
     Section 5.02  Cooperation ............................................  29

ARTICLE VI

ADDITIONAL AGREEMENTS .....................................................  29
     Section 6.01  No Solicitation ........................................  29
     Section 6.02  Proxy Statement/Prospectus; Registration Statement .....  30
     Section 6.03  Nasdaq and NYSE Quotation ..............................  31
     Section 6.04  Access to Information ..................................  31
     Section 6.05  Stockholders Meetings ..................................  31
     Section 6.06  Legal Conditions to Merger .............................  32
     Section 6.07  Public Disclosure ......................................  33
     Section 6.08  Tax-Free Reorganization ................................  33
     Section 6.09  Pooling Accounting .....................................  33


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     Section 6.10  Affiliate Agreements ...................................  34
     Section 6.11  Nasdaq Quotation .......................................  34
     Section 6.12  Stock Plans ............................................  34
     Section 6.13  Brokers or Finders .....................................  36
     Section 6.14  Indemnification ........................................  36
     Section 6.15  Letter of Staples' Accountants .........................  37
     Section 6.16  Letter of Office Depot's Accountants ...................  37
     Section 6.17  Stock Option Agreements ................................  37
     Section 6.18  Benefit Plans ..........................................  37

ARTICLE VII

CONDITIONS TO MERGER ......................................................  37
     Section 7.01  Conditions to Each Party's Obligation To
                   Effect the Merger ......................................  37
     Section 7.02  Additional Conditions to Obligations of
                   Staples and Sub ........................................  39
     Section 7.03  Additional Conditions to Obligations of Office Depot ...  40

ARTICLE VIII

TERMINATION AND AMENDMENT .................................................  40
     Section 8.01  Termination ............................................  40
     Section 8.02  Effect of Termination ..................................  42
     Section 8.03  Fees and Expenses ......................................  42
     Section 8.04  Amendment ..............................................  44
     Section 8.05  Extension; Waiver ......................................  45

ARTICLE IX

MISCELLANEOUS .............................................................  45
     Section 9.01  Nonsurvival of Representations, Warranties
                   and Agreements .........................................  45
     Section 9.02  Notices ................................................  45
     Section 9.03  Interpretation .........................................  46
     Section 9.04  Counterparts ...........................................  47
     Section 9.05  Entire Agreement; No Third Party Beneficiaries .........  47
     Section 9.06  Governing Law ..........................................  47
     Section 9.07  Assignment .............................................  47

Exhibit A  -  Staples Stock Option Agreement
Exhibit B  -  Office Depot Option Agreement
Schedule 1 -  List of Directors



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                            TABLES OF DEFINED TERMS

                                                               Cross Reference
Terms                                                            in Agreement
- -----                                                          ---------------

Acquisition Proposal .......................................   Section 6.01(a)

Affiliate ..................................................   Section 6.10

Affiliate Agreement ........................................   Section 6.10

Agreement ..................................................   Preamble

Alternative Transaction ....................................   Section 8.03(g)

Bankruptcy and Equity Exception ............................   Section 3.03(a)

Blue Sky ...................................................   Section 7.02(d)

Certificate of Merger ......................................   Section 1.01

Certificates ...............................................   Section 2.02(b)

Closing ....................................................   Section 1.02

Closing Date ...............................................   Section 1.02

Code .......................................................   Preamble

Confidentiality Agreement ..................................   Section 6.01(a)

Constituent Corporations ...................................   Section 1.03

Costs ......................................................   Section 6.14(a)

Current Premium ............................................   Section 6.14(b)

DGCL .......................................................   Section 1.01

Exchange Ratio .............................................   Section 2.01(c)

Effective Time .............................................   Section 1.01

Environmental Law ..........................................   Section 3.12(c)

ERISA ......................................................   Section 3.13(a)

ERISA Affiliate ............................................   Section 3.13(a)

Exchange Act ...............................................   Section 3.03(c)

Exchange Agent .............................................   Section 2.02(a)



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Exchange Fund ..............................................   Section 2.02(a)

Expiration Date ............................................   Section 8.01(b)

Governmental Entity ........................................   Section 3.03(c)

Hazardous Substance ........................................   Section 3.12(c)

HSR Act ....................................................   Section 3.03(c)

Incentive Stock Options ....................................   Section 6.12(a)

Indemnified Parties ........................................   Section 6.14(a)

IRS ........................................................   Section 3.07(b)

Joint Proxy Statement ......................................   Section 3.16

Material Adverse Change ....................................   Section 3.06

Material Leases ............................................   Section 3.08

Merger .....................................................   Preamble

Office Depot Balance Sheet .................................   Section 3.04(b)

Office Depot Common Stock ..................................   Section 2.01(b)

Office Depot Disclosure Schedule ...........................   Article III

Office Depot Employee Plans ................................   Section 3.13(a)

Office Depot Material Adverse Effect .......................   Section 3.01

Office Depot Material Contracts ............................   Section 3.10

Office Depot Preferred Stock ...............................   Section 3.02(a)

Office Depot SEC Reports ...................................   Section 3.04(a)

Office Depot Stock Option ..................................   Section 6.12(a)

Office Depot Stock Option Agreement ........................   Preamble

Office Depot Stock Plans ...................................   Section 3.02(a)

Office Depot Stockholders' Meeting .........................   Section 3.16

Order ......................................................   Section 6.06(b)

Outside Date ...............................................   Section 8.01(b)

Registration Statement .....................................   Section 3.16



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Rule 145 ...................................................   Section 6.10

SEC ........................................................   Section 3.04(a)

Securities Act .............................................   Section 3.03(c)

Staples Balance Sheet ......................................   Section 4.04(b)

Staples Common Stock .......................................   Section 2.01(b)

Staples Disclosure Schedule ................................   Article IV

Staples Employee Plans .....................................   Section 4.13(a)

Staples Material Adverse Effect ............................   Section 4.01

Staples Material Contracts .................................   Section 4.10

Staples Preferred Stock ....................................   Section 4.02(a)

Staples Rights .............................................   Section 2.01(c)

Staples Rights Plan ........................................   Section 4.02(b)

Staples SEC Reports ........................................   Section 4.04(a)

Staples Stock Option Agreement .............................   Preamble

Staples Stock Plans ........................................   Section 4.02(a)

Staples Stockholders' Meeting ..............................   Section 3.16

Staples Voting Proposal ....................................   Section 6.05(a)

Stock Option Agreements ....................................   Preamble

Subsidiary .................................................   Section 3.01

Superior Proposal ..........................................   Section 6.01(a)

Surviving Corporation ......................................   Section 1.03(a)

Tax ........................................................   Section 3.07(a)

Taxes ......................................................   Section 3.07(a)

Third Party ................................................   Section 8.03(g)



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

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 4, 1996, by and among Staples, Inc., a Delaware corporation ("Staples"), Marlin Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Staples ("Sub"), and Office Depot, Inc., a Delaware corporation ("Office Depot").

        WHEREAS, the Boards of Directors of Staples and Office Depot deem it advisable and in the best interests of each corporation and its respective stockholders that Staples and Office Depot combine in order to advance the long-term business interests of Staples and Office Depot;

        WHEREAS, the combination of Staples and Office Depot shall be effected by the terms of this Agreement through a merger in which the stockholders of Office Depot will become stockholders of Staples (the "Merger");

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Staples' and Office Depot's willingness to enter into this Agreement, Staples and Office Depot have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as EXHIBIT A (the "Staples Stock Option Agreement"), pursuant to which Office Depot granted Staples an option to purchase shares of common stock of Office Depot under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as EXHIBIT B, (the "Office Depot Stock Option Agreement" and, together with the Staples Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Staples granted Office Depot an option to purchase shares of common stock of Staples under certain circumstances;

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:



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                                   ARTICLE I

                                   THE MERGER


        Section 1.01 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.03) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

        Section 1.02 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., E.S.T., on a date to be specified by Staples and Office Depot, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.01, 7.02(b) (other than the delivery of the officers' certificate referred to therein) and 7.03(b) (other than the delivery of the officers' certificate referred to therein) (provided that the other closing conditions set forth in
Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the "Closing Date"), at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Staples and Office Depot.

        Section 1.03 EFFECTS OF THE MERGER. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Office Depot (Sub and Office Depot are sometimes referred to below as the "Constituent Corporations" and Office Depot following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Office Depot shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $.01 per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

        Section 1.04  DIRECTORS AND OFFICERS.

        (a) The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

        (b) Prior to the Effective Time, Staples shall (i) increase the number of the members of the Board of Directors of Staples and the Surviving Corporation to 15 and (ii) take such action as may be necessary such that the Board of Directors of Staples and the Surviving Corporation, immediately following the Effective Time is comprised of the persons listed on SCHEDULE 1 attached hereto.

        (c) Staples shall take such action so that, upon the Effective Time, the following persons, subject to availability, shall hold the following positions with Staples: David I. Fuente - Executive Chairman; Thomas G. Stemberg
- - Chief Executive Officer; and Martin E. Haneka - Chief Operating Officer and President. It is the current intention of the parties that: (i) David I. Fuente will remain as Executive Chairman for up to three years and then become Chairman of the Executive Committee, and (ii) Thomas G. Stemberg will remain as Chief Executive Officer for up to three years and then become Chairman of the Board.

        (d) Staples shall, promptly following the execution of this Agreement, offer to enter into Employment Agreements, in the forms attached to the Staples Disclosure Schedule (as defined in Article IV), with those Office Depot employees listed in Section 1.04 of the Staples Disclosure Schedule.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

        Section 2.01 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Office Depot Common Stock or capital stock of Sub:

        (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

        (b) CANCELLATION OF TREASURY STOCK AND STAPLES-OWNED STOCK. All shares of Common Stock, par value $.01 per share, of Office Depot ("Office Depot Common Stock") that are owned by Office Depot as treasury stock and any shares of Office Depot Common Stock owned by Staples, Sub or any other wholly-owned Subsidiary (as defined in Section 3.01) of Staples shall be cancelled and retired and shall cease to exist and no stock of Staples or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $.0006 per share, of Staples ("Staples Common Stock") owned by Office Depot shall be unaffected by the Merger.

        (c) EXCHANGE RATIO FOR OFFICE DEPOT COMMON STOCK. Subject to Section 2.02, each issued and outstanding share of Office Depot Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive 1.14 shares (the "Exchange Ratio") of Staples Common Stock. All such shares of Office Depot Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Staples Common Stock and any cash in lieu of fractional shares of Staples Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

        Section 2.02 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Office Depot Common Stock for Staples Common Stock pursuant to the Merger are as follows:

        (a) EXCHANGE AGENT. As of the Effective Time, Staples shall deposit with a bank or trust company designated by Staples and Office Depot (the "Exchange Agent"), for the benefit of the holders of shares of Office Depot Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, certificates representing the shares of Staples Common Stock (such shares of Staples Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Office Depot Common Stock.

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Office Depot Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Staples Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Staples and Office Depot may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Staples Common Stock (plus cash in lieu of fractional shares, if any, of Staples Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Staples, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Staples Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Office Depot Common Stock which is not registered in the transfer records of Office Depot, a certificate representing the proper number of shares of Staples Common Stock may be issued to a transferee if the Certificate representing such Office Depot Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Staples Common Stock and cash in lieu of any fractional shares of Staples Common Stock as contemplated by this Section 2.02.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Staples Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Staples Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Staples Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Staples Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Staples Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Staples Common Stock.

        (d) NO FURTHER OWNERSHIP RIGHTS IN OFFICE DEPOT COMMON STOCK. All shares of Staples Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Office Depot Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Office Depot on such shares of Office Depot Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Office Depot Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

        (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Staples Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Staples. Notwithstanding any other provision of this Agreement, each holder of shares of Office Depot Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Staples Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Staples Common Stock multiplied by the average of the last reported sales prices of Staples Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of Office Depot for 180 days after the Effective Time shall be delivered to Staples, upon demand, and any stockholders of Office Depot who have not previously complied with this Section
2.02 shall thereafter look only to Staples for payment of their claim for Staples Common Stock, any cash in lieu of fractional shares of Staples Common Stock and any dividends or distributions with respect to Staples Common Stock.

        (g) NO LIABILITY. Neither Staples nor Office Depot shall be liable to any holder of shares of Office Depot Common Stock or Staples Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (h) WITHHOLDING RIGHTS. Each of Staples and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Office Depot Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Staples, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Office Depot Common Stock in respect of which such deduction and withholding was made by Surviving Corporation or Staples, as the case may be.

        (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Staples Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Staples Common Stock deliverable in respect thereof pursuant to this Agreement.

        (j) AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 6.10) of Office Depot shall not be exchanged until Staples has received an Affiliate Agreement (as defined in Section 6.10) from such Affiliate.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF OFFICE DEPOT

        Office Depot represents and warrants to Staples and Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Office Depot to Staples on or before the date of this Agreement (the "Office Depot Disclosure Schedule"). The Office Depot Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this
Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

        Section 3.01 ORGANIZATION OF OFFICE DEPOT. Each of Office Depot and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Office Depot and its Subsidiaries, taken as a whole (a "Office Depot Material Adverse Effect"). Except as set forth in the Office Depot SEC Reports (as defined in Section 3.04) filed prior to the date hereof, neither Office Depot nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Office Depot and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        Section 3.02  OFFICE DEPOT CAPITAL STRUCTURE.

        (a) The authorized capital stock of Office Depot consists of 400,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value ("Office Depot Preferred Stock"). As of August 30, 1996, (i) 156,882,058 shares of Office Depot Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and
(ii) no shares of Office Depot Common Stock were held in the treasury of Office Depot or by Subsidiaries of Office Depot. The Office Depot Disclosure Schedule shows the number of shares of Office Depot Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of August 27, 1996 and the plans under which such options were granted (collectively, the "Office Depot Stock Plans"). No material change in such capitalization has occurred between August 27, 1996 and the date of this Agreement. As of the date of this Agreement, none of the shares of Office Depot Preferred Stock is issued and outstanding. All shares of Office Depot Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Office Depot or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Office Depot Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Office Depot's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Office Depot or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Office Depot's voting rights, charges or other encumbrances of any nature.

        (b) Except as set forth in this Section 3.02 or as reserved for future grants of options under the Office Depot Stock Plans or the Staples Stock Option Agreement, there are no equity securities of any class of Office Depot or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Office

Depot or any of its Subsidiaries is a party or by which it is bound obligating Office Depot or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Office Depot or any of its Subsidiaries or obligating Office Depot or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Office Depot, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Office Depot.

        Section 3.03   AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Office Depot has all requisite corporate power and authority to enter into this Agreement and the Staples Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Staples Stock Option Agreement. The execution and delivery of this Agreement and the Staples Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Staples Stock Option Agreement by Office Depot have been duly authorized by all necessary corporate action on the part of Office Depot, subject only to the approval of the Merger by Office Depot's stockholders under the DGCL. This Agreement and the Staples Stock Option Agreement have been duly executed and delivered by Office Depot and constitute the valid and binding obligations of Office Depot, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        (b) The execution and delivery of this Agreement and the Staples Stock Option Agreement by Office Depot does not, and the consummation of the transactions contemplated by this Agreement and the Staples Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Office Depot,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Office Depot or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Office Depot or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Office Depot Material Adverse Effect.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Office Depot or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Staples Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country (including the Canadian Competition Act and the Investment Canada Act) and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Office Depot Material Adverse Effect.

        Section 3.04  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Office Depot has filed and made available to Staples all forms, reports and documents required to be filed by Office Depot with the SEC since July 1, 1994 other than registration statements on Form S-8 (collectively, the "Office Depot SEC Reports"). The Office Depot SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Office Depot SEC Reports or necessary in order to make the statements in such Office Depot SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Office Depot's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Office Depot SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Office Depot and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Office Depot as of December 30, 1995 is referred to herein as the "Office Depot Balance Sheet."

        Section 3.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Office Depot SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 29, 1996 in the ordinary course of business consistent with past practices, Office Depot and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Office Depot Material Adverse Effect.

        Section 3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Office Depot SEC Reports filed prior to the date hereof or disclosed in writing by Office Depot to Staples on or prior to the date hereof, since the date of the Office Depot Balance Sheet, Office Depot and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations, business or properties (a "Material Adverse Change"), of Office Depot and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole or the retail markets in which Office Depot competes), or any development or combination of developments of which the management of Office Depot is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Office Depot Material Adverse Effect (other than developments that are the effect or result of actions to be taken by Staples or economic factors affecting the economy as a whole or the retail markets in which Office Depot competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Office Depot or any of its Subsidiaries having a Office Depot Material Adverse Effect; (iii) any material change by Office Depot in its accounting methods, principles or practices to which Staples has not previously consented in writing; (iv) any revaluation by Office Depot of any of its assets having a Office Depot Material Adverse Effect; or (v) any other action or event that would have required the consent of Staples pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Office Depot Material Adverse Effect.

        Section 3.07  TAXES.

        (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) Office Depot and each of its Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions),
(ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Office Depot Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for taxes, or to the actual knowledge of the executive officers of Office Depot, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, are reasonably likely to have a Office Depot Material Adverse Effect. Office Depot and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Office Depot Material Adverse Effect. Neither Office Depot nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election which shall not have a Office Depot Material Adverse Effect. There are no liens for taxes upon the assets of Office Depot or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Office Depot Material Adverse Effect.

        Section 3.08   PROPERTIES.

        (a) Office Depot has provided to Staples a true and complete list of all real property leased by Office Depot or its Subsidiaries pursuant to leases providing for the occupancy, in each case, of (i) a retail store or (ii) other facilities in excess of 20,000 square feet (collectively "Material Lease(s)") and the location of the premises. Office Depot is not in default under any of such leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Office Depot Material Adverse Effect.

        (b) Office Depot has provided to Staples a true and complete list of all real property that Office Depot or any of its Subsidiaries owns. With respect to each such item of real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Office Depot Material Adverse Effect: (a) Office Depot or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (b) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

        Section 3.09 INTELLECTUAL PROPERTY. Office Depot owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Office Depot as currently conducted, subject to such exceptions that would not be reasonably likely to have a Office Depot Material Adverse Effect.

        Section 3.10 AGREEMENTS, CONTRACTS AND COMMITMENTS. Office Depot has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Office Depot SEC Reports ("Office Depot Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Office Depot Material Adverse Effect. Each Office Depot Material Contract that has not expired by its terms is in full force and effect.

        Section 3.11 LITIGATION. Except as described in the Office Depot SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Office Depot pending or as to which Office Depot has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Office Depot Material Adverse Effect or a material adverse effect on the ability of Office Depot to consummate the transactions contemplated by this Agreement.

        Section 3.12  ENVIRONMENTAL MATTERS.

        (a) Except as disclosed in the Office Depot SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Office Depot Material Adverse
Effect: (i) Office Depot and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by Office Depot and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in

Section 3.12(c)); (iii) the properties formerly owned or operated by Office Depot or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Office Depot or any of its Subsidiaries; (iv) neither Office Depot nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Office Depot nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance;
(vi) neither Office Depot nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Office Depot or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Office Depot nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Office Depot or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Office Depot pursuant to any Environmental Law.

        (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

        (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law;
(B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

        Section 3.13  EMPLOYEE BENEFIT PLANS.

        (a) Office Depot has listed in Section 3.13 of the Office Depot Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Office Depot or any trade or business (whether or not incorporated) which is a member or which is under common control with Office

Depot (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of Office Depot (together, the "Office Depot Employee Plans").

        (b) With respect to each Office Depot Employee Plan, Office Depot has made available to Staples, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Office Depot Employee Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such Office Depot Employee Plan and (iv) the most recent actuarial report or valuation relating to a Office Depot Employee Plan subject to Title IV of ERISA.

        (c) With respect to the Office Depot Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Office Depot, there exists no condition or set of circumstances in connection with which Office Depot could be subject to any liability that is reasonably likely to have a Office Depot Material Adverse Effect under ERISA, the Code or any other applicable law.

        (d) With respect to the Office Depot Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Office Depot, which obligations are reasonably likely to have a Office Depot Material Adverse Effect.

        (e) Except as disclosed in Office Depot SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Office Depot nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Office Depot or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Office Depot of the nature contemplated by this Agreement, (ii) agreement with any officer of Office Depot providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        Section 3.14 COMPLIANCE WITH LAWS. Office Depot has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Office Depot Material Adverse Effect.

        Section 3.15 ACCOUNTING AND TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Office Depot nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would (i) prevent Staples from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

        Section 3.16 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by Office Depot for inclusion in the registration statement on Form S-4 pursuant to which shares of Staples Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Office Depot for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Staples and Office Depot in connection with the meeting of Office Depot's stockholders to consider this Agreement and the Merger (the "Office Depot Stockholders' Meeting") and in connection with the meeting of Staples' stockholders (the "Staples Stockholders' Meeting") to consider the issuance of shares of Staples Common Stock pursuant to the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Office Depot or Staples, at the time of the Office Depot Stockholders' Meeting and the Staples Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Office Depot Stockholders' Meeting or the Staples Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Office Depot or any of its Affiliates, officers or directors should be discovered by Office Depot which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Office Depot shall promptly inform Staples.

        Section 3.17 LABOR MATTERS. Neither Office Depot nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Office Depot or any of its Subsidiaries the subject of any material proceeding asserting that Office Depot or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Office Depot, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Office Depot or any of its Subsidiaries.

        Section 3.18 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Office Depot or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Office Depot and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Office Depot Material Adverse Effect.

        Section 3.19 NO EXISTING DISCUSSIONS. As of the date hereof, Office Depot is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01).

        Section 3.20 OPINION OF FINANCIAL ADVISOR. The financial advisor of Office Depot, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has delivered to Office Depot an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair to the holders of Office Depot Common Stock from a financial point of view.

        Section 3.21 SECTION 203 OF THE DGCL NOT APPLICABLE. Section 203 of the DGCL is not applicable to Office Depot or (by reason of Office Depot's participation therein) the Merger. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Office Depot or (by reason of Office Depot's participation therein) the Merger or the other transactions contemplated by this Agreement.

        Section 3.22 RIGHTS AGREEMENT. Office Depot has entered into a Rights Agreement, a true and correct copy of which has previously been provided to Staples, under which Staples is defined as an "Exempt Person."

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF STAPLES AND SUB

        Staples and Sub represent and warrant to Office Depot that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Staples to Office Depot on or before the date of this Agreement

(the "Staples Disclosure Schedule"). The Staples Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

        Section 4.01 ORGANIZATION OF STAPLES AND SUB. Each of Staples and Sub and Staples' other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Staples and its Subsidiaries, taken as a whole (a "Staples Material Adverse Effect"). Except as set forth in the Staples SEC Reports (as defined in Section 4.04) filed prior to the date hereof, neither Staples nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Staples and comprising less than five percent (5%) of the outstanding stock of such company.

        Section 4.02  STAPLES CAPITAL STRUCTURE.

        (a) The authorized capital stock of Staples consists of 500,000,000 shares of Common Stock, $.0006 par value, and 5,000,000 shares of Preferred Stock, $.01 par value ("Staples Preferred Stock"). As of August 3, 1996, (i) 160,449,493 shares of Staples Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 37,390 shares of Staples Common Stock were held in the treasury of Staples or by Subsidiaries of Staples. The Staples Disclosure Schedule shows the number of shares of Staples Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of August 3, 1996 and the plans under which such options were granted (collectively, the "Staples Stock Plans"). No material change in such capitalization has occurred between August 3, 1996 and the date of this Agreement. As of the date of this Agreement, none of the shares of Staples Preferred Stock is issued and outstanding. All shares of Staples Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Staples or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Staples Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such

Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Staples' Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Staples or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Staples' voting rights, charges or other encumbrances of any nature.

        (b) Except as set forth in this Section 3.02 or as reserved for future grants of options under the Staples Stock Plans or the Office Depot Stock Option Agreement, and except for the Staples Rights issued and issuable under the Rights Agreement dated February 3, 1994 between Staples and The First National Bank of Boston (the "Staples Rights Plan"), there are no equity securities of any class of Staples or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Staples or any of its Subsidiaries is a party or by which it is bound obligating Staples or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Staples or any of its Subsidiaries or obligating Staples or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Staples, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Staples.

        Section 4.03  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Each of Staples and the Sub has all requisite corporate power and authority to enter into this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement and to consummate the transactions contemplated by this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement. The execution and delivery of this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement by Staples and Sub have been duly authorized by all necessary corporate action on the part of each of Staples and Sub (including the approval of the Merger by Staples as the sole stockholder of Sub), subject only to the approval of the Staples Voting Proposal (as defined in
Section 6.05) by Staples' stockholders. This Agreement and (in the case of Staples) the Office Depot Stock Option Agreement have been duly executed and delivered by each of Staples and Sub and constitute the valid and binding obligations of each of Staples and Sub, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

        (b) The execution and delivery of this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement by each of Staples and Sub does not, and the consummation of the transactions contemplated by this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Staples or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Staples or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
(iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Staples or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Staples Material Adverse Effect.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Staples or any of its Subsidiaries in connection with the execution and delivery of this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country (including the Canadian Competition Act and the Investment Canada Act) and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Staples Material Adverse Effect.

        Section 4.04  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Staples has filed and made available to Office Depot all forms, reports and documents required to be filed by Staples with the SEC since July 1, 1994 other than registration statements on Form S-8 (collectively, the "Staples SEC Reports"). The Staples SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Staples SEC Reports or necessary in order to make the statements in such Staples SEC Reports, in the light of the circumstances under which they were make, not misleading. None of Staples' Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Staples SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Staples and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Staples as of February 3, 1996 is referred to herein as the "Staples Balance Sheet."

        Section 4.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Staples SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since July 27, 1996 in the ordinary course of business consistent with past practices, Staples and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Staples Material Adverse Effect.

        Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Staples SEC Reports filed prior to the date hereof, since the date of the Staples Balance Sheet, Staples and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in Staples and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole or the retail markets in which Staples competes), or any development or combination of developments of which the management of Staples is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Staples Material Adverse Effect (other than developments that are the effect or result of actions to be taken by Office Depot or economic factors affecting the economy as a whole or the retail markets in which Staples competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Staples or any of its Subsidiaries having a Staples Material Adverse Effect;
(iii) any material change by Staples in its accounting methods, principles or practices to which Office Depot has not previously consented in writing; (iv) any revaluation by Staples of any of its assets having a Staples Material Adverse Effect; or (v) any other action or event that would have required the consent of Office Depot pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Staples Material Adverse Effect.

        Section 4.07 TAXES. Staples and each of its Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Staples Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for taxes, or to the actual knowledge of the executive officers of Staples, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, are reasonably likely to have a Staples Material Adverse Effect. Staples and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Staples Material Adverse Effect. Neither Staples nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election which shall not have a Staples Material Adverse Effect. There are no liens for taxes upon the assets of Staples or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Staples Material Adverse Effect.

        Section 4.08  PROPERTIES.

        (a) Staples has provided to Office Depot a true and complete list of all real property leased by Staples or its Subsidiaries pursuant to Material Leases and the location of the premises. Staples is not in default under any of such Material Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Staples Material Adverse Effect.

        (b) Staples has provided to Office Depot a true and complete list of all real property that Staples or any of its Subsidiaries owns. With respect to each such item of real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Staples Material Adverse Effect:
(a) Staples or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (b) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

        Section 4.09 INTELLECTUAL PROPERTY. Staples owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of Staples as currently conducted, subject to such exceptions that would not be reasonably likely to have a Staples Material Adverse Effect.

        Section 4.10 AGREEMENTS, CONTRACTS AND COMMITMENTS. Staples has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Staples SEC Reports ("Staples Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Staples Material Adverse Effect. Each Staples Material Contract that has not expired by its terms is in full force and effect.

        Section 4.11  LITIGATION. Except as described in the Staples SEC
Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Staples pending or as to which Staples has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Staples Material Adverse Effect or a material adverse effect on the ability of Staples to consummate the transactions contemplated by this Agreement.

        Section 4.12 ENVIRONMENTAL MATTERS. Except as disclosed in the Staples SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Staples Material Adverse Effect: (i) Staples and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Staples and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Staples or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Staples or any of its Subsidiaries; (iv) neither Staples nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Staples nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Staples nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Staples or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Staples nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Staples or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Staples pursuant to any Environmental Law.

        Section 4.13  EMPLOYEE BENEFIT PLANS.

        (a) Staples has listed in Section 4.13 of the Staples Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Staples or any ERISA Affiliate of Staples, or any Subsidiary of Staples (together, the "Staples Employee Plans").

        (b) With respect to each Staples Employee Plan, Staples has made available to Office Depot, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Staples Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Staples Employee Plan and (iv) the most recent actuarial report or valuation relating to a Staples Employee Plan subject to Title IV of ERISA.

        (c) With respect to the Staples Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Staples, there exists no condition or set of circumstances in connection with which Staples could be subject to any liability that is reasonably likely to have a Staples Material Adverse Effect under ERISA, the Code or any other applicable law.

        (d) With respect to the Staples Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Staples, which obligations are reasonably likely to have a Staples Material Adverse Effect.

        (e) Except as disclosed in Staples SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Staples nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Staples or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Staples of the nature contemplated by this Agreement, (ii) agreement with any officer of Staples providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        Section 4.14 COMPLIANCE WITH LAWS. Staples has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Staples Material Adverse Effect.

        Section 4.15 ACCOUNTING AND TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Staples nor any of its Affiliates has taken or agreed to take any action which would (i) prevent Staples from accounting for the business combination to be effected by the Merger as a pooling of interests, or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

        Section 4.16 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information in the Registration Statement (except for information supplied by Office Depot for inclusion in the Registration Statement, as to which Staples makes no representation) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information (except for information supplied by Office Depot for inclusion in the Joint Proxy Statement, as to which Staples makes no representation) in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Staples or Office Depot, at the time of the Staples Stockholders' Meeting and the Office Depot Stockholder's Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Staples Stockholders' Meeting or the Office Depot Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Staples or any of its Affiliates, officers or directors should be discovered by Staples which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Staples shall promptly inform Office Depot.

        Section 4.17 LABOR MATTERS. Neither Staples nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Staples or any of its Subsidiaries the subject of any material proceeding asserting that Staples or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Staples, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Staples or any of its Subsidiaries.

        Section 4.18 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Staples or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Staples and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Staples Material Adverse Effect.

        Section 4.19 OPINION OF FINANCIAL ADVISOR. The financial advisor of Staples, Goldman, Sachs & Co., has delivered to Staples an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair to Staples from a financial point of view.

        Section 4.20 NO EXISTING DISCUSSIONS. As of the date hereof, Staples is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

        Section 4.21 SECTION 203 OF THE DGCL NOT APPLICABLE. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement by Staples or the consummation by Staples of the Merger or the other transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Staples or (by reason of Staples' participation therein) the Merger or the other transactions contemplated by this Agreement.

        Section 4.22 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

        Section 5.01 COVENANTS OF OFFICE DEPOT AND STAPLES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Office Depot and Staples each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Office Depot and Staples shall each promptly notify the other party of any material event or occurrence not in the ordinary course of business of Office Depot or Staples, respectively. Except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Office Depot Disclosure Schedule, subject to Section 6.01, Office Depot and Staples each shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of the other party:

        (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

        (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

        (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, which options represent in the aggregate the right to acquire no more than 500,000 shares (net of cancellations) of Office Depot Common Stock or Staples Common Stock, as the case may be, or (ii) the issuance of shares of Office Depot Common Stock or Staples Common Stock, as the case may be, pursuant to the exercise of options outstanding on the date of this Agreement;

        (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for any such acquisitions involving aggregate consideration of not more than $1,000,000;

        (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business; provided, however, that in no event shall either party enter into any agreement, option or other arrangements (including without limitation any joint venture) involving the licensing of such party's name or system in any foreign country;

        (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

        (g) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement; or

        (h) Incur any indebtedness for borrowed money other than in the ordinary course of business; or

        (i) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (h) above.

        Section 5.02 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Staples and Office Depot shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

        Section 6.01  NO SOLICITATION.

        (a) Office Depot and Staples each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Office Depot or Staples, or their respective Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Office Depot and Staples as a combined company, would, if consummated, result in a transaction more favorable over the long term than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Non-Disclosure Agreement dated May 16, 1996 between Staples and Office Depot (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

        (b) Office Depot and Staples shall each notify the other party immediately after receipt by Office Depot or Staples (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

        Section 6.02  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

        (a) As promptly as practical after the execution of this Agreement, Staples and Office Depot shall prepare and file with the SEC the Joint Proxy Statement, and Staples shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Staples may delay the filing of the Registration Statement until approval of the Joint Proxy Statement by the SEC. Staples and Office Depot shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Office Depot in favor of this Agreement and the Merger and the recommendation of the Board of Directors of Staples in favor of the issuance of shares of Staples Common Stock pursuant to the Merger; provided that the Board of Directors of either party may withdraw such recommendation if such Board of Directors believes in good faith after consultation with outside legal counsel that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

        (b) Staples and Office Depot shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

        Section 6.03 NASDAQ AND NYSE QUOTATION. Each of Staples and Office Depot agrees to continue the quotation of Staples Common Stock and Office Depot Common Stock, respectively, on the Nasdaq National Market and New York Stock Exchange, respectively, during the term of this Agreement so that appraisal rights will not be available to stockholders of Office Depot under Section 262 of the DGCL.

        Section 6.04 ACCESS TO INFORMATION. Upon reasonable notice, Office Depot and Staples shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Office Depot and Staples shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 6.05  STOCKHOLDERS MEETINGS.

        (a) Office Depot and Staples each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of Office Depot, upon this Agreement and the Merger and, in the case of Staples, upon the issuance of shares of Staples Common Stock pursuant to the Merger (the "Staples Voting Proposal"). Subject to Sections 6.01 and 6.02, Office Depot and Staples shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of Office Depot and Staples, as determined by such directors in good faith after consultation with outside legal counsel, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

        (b) Staples may also submit additional proposals to its stockholders at the Staples Stockholders' Meeting (including without limitation a proposal to amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock or amend its 1992 Equity Incentive Plan to increase the number of shares of

Common Stock issuable thereunder), separate from the proposal referred to in
Section 6.05(a). The approval by Staples' stockholders of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

        Section 6.06  LEGAL CONDITIONS TO MERGER.

        (a) Office Depot and Staples shall each use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Office Depot or Staples or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, (C) the Canadian Competition Act and any related governmental request thereunder, (D) the Investment Canada Act, and (E) any other applicable law. Office Depot and Staples shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Office Depot and Staples shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

        (b) Staples and Office Depot agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances required for Closing (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Staples and Office Depot also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; making proposals; entering into and performing agreements or submitting to judicial or administrative orders; selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Staples, Office Depot or any of their affiliates; and withdrawing from doing business in a particular jurisdiction. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Staples shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford Office Depot a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.06, neither Staples nor Office Depot nor any of their respective Subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

        (c) Each of Office Depot and Staples shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Office Depot Disclosure Schedule or the Staples Disclosure Schedule, as the case may be, or (C) required to prevent a Office Depot Material Adverse Effect or a Staples Material Adverse Effect from occurring prior to or after the Effective Time.

        Section 6.07 PUBLIC DISCLOSURE. Staples and Office Depot shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

        Section 6.08 TAX-FREE REORGANIZATION. Staples and Office Depot shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.09 POOLING ACCOUNTING. From and after the date hereof and until the Effective time, neither Office Depot nor Staples, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

        Section 6.10 AFFILIATE AGREEMENTS. Upon the execution of this Agreement, Staples and Office Depot will provide each other with a list of those persons who are, in Staples' or Office Depot's respective reasonable judgment, "affiliates" of Staples or Office Depot, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of Staples or Office Depot within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Staples and Office Depot shall provide each other such information and documents as Office Depot or Staples shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Office Depot and Staples shall each use its best efforts to deliver or cause to be delivered to each other by September 30, 1996 (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in form and substance satisfactory to Staples and Office Depot, by which each Affiliate of Office Depot agrees to comply with the applicable requirements of Rule 145 and such requirements as may be necessary for the Merger to be treated as a pooling of interests for accounting purposes and each Affiliate of Staples agrees to comply with such requirements as may be necessary for the Merger to be treated as a pooling of interests for accounting purposes (an "Affiliate Agreement"). Staples shall be entitled to place appropriate legends on the certificates evidencing any Staples Common Stock to be received by such Affiliates of Office Depot pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Staples Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, three years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Staples).

        Section 6.11 NASDAQ QUOTATION. Staples shall use its best efforts to cause the shares of Staples Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

        Section 6.12  STOCK PLANS.

        (a) At the Effective Time, each outstanding option to purchase shares of Office Depot Common Stock (a "Office Depot Stock Option") under the Office Depot Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Office Depot Stock Option, the same number of shares of Staples Common Stock as the holder of such Office Depot Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Office Depot Common Stock purchasable pursuant to such Office Depot Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Staples Common Stock deemed purchasable pursuant to such Office Depot Stock Option in accordance with the foregoing.

        (b) As soon as practicable after the Effective Time, Staples shall deliver to the participants in Office Depot Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Office Depot Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.12 after giving effect to the Merger).

        (c) Staples shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Staples Common Stock for delivery under Office Depot Stock Plans assumed in accordance with this Section 6.12. As soon as practicable after the Effective Time, Staples shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Staples Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        (d) The Board of Directors of Office Depot shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Office Depot Stock Plans and the instruments evidencing the Office Depot Stock Options, to provide for the conversion of the Office Depot Stock Options into options to acquire Staples Common Stock in accordance with this Section 6.12, and that no consent of the holders of the Office Depot Stock Options is required in connection with such conversion.

        (e) The Board of Directors of Office Depot shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Office Depot Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Staples shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Staples Common Stock under the Office Depot Stock Options (as converted pursuant to this Section 6.12) for purposes of Section 16(b) of the Exchange Act.

        (f) Office Depot shall terminate its 1989 Employee Stock Purchase Plan as of or prior to the Effective Time.

        Section 6.13 BROKERS OR FINDERS. Each of Staples and Office Depot represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Peter J. Solomon Company and Merrill Lynch & Company, Inc., whose fees and expenses will be paid by Office Depot in accordance with Office Depot's agreements with such firms (copies of which have been delivered by Office Depot to Staples prior to the date of this Agreement), and Goldman, Sachs & Co., whose fees and expenses will be paid by Staples in accordance with Staples' agreement with such firm (a copy of which has been delivered by Staples prior to the date of this Agreement). Each of Staples and Office Depot agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

        Section 6.14  INDEMNIFICATION.

        (a) From and after the Effective Time, Staples agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Office Depot (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Office Depot would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Staples and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

        (b) For a period of six years after the Effective Time, Staples shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Office Depot's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Staples) with coverage in amount and scope at least as favorable as Office Depot's existing coverage; PROVIDED, that in no event shall Staples or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Office Depot for such coverage (currently approximately $421,000) (the "Current Premium"); and if such premium would at any time exceed 200% of the Current Premium, then the Surviving

Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of the Current Premium.

        (c) The provisions of this Section 6.14 are intended to be an addition to the rights otherwise available to the current officers and directors of Office Depot by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        Section 6.15 LETTER OF STAPLES' ACCOUNTANTS. Staples shall use reasonable efforts to cause to be delivered to Office Depot and Staples a letter of Ernst & Young, LLP, Staples' independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Office Depot, in form reasonably satisfactory to Office Depot and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        Section 6.16 LETTER OF OFFICE DEPOT'S ACCOUNTANTS. Office Depot shall use reasonable efforts to cause to be delivered to Staples and Office Depot a letter of Deloitte & Touche, LLP, Office Depot's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Staples, in form reasonably satisfactory to Staples and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        Section 6.17 STOCK OPTION AGREEMENTS. Staples and Office Depot each agree to fully perform their respective obligations under the Stock Option Agreements.

        Section 6.18 BENEFIT PLANS. Staples agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of Office Depot and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of securities) which are no less favorable in the aggregate than those currently provided by Office Depot and its Subsidiaries to such employees. Staples and Depot shall agree upon an appropriate severance policy for employees of Office Depot not covered by the Employment Agreements referred to in Section 1.04(d).

                                  ARTICLE VII

                              CONDITIONS TO MERGER

        Section 7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Office Depot Common Stock and the Staples Voting Proposal shall have been approved by the affirmative vote of the holders of a majority of the shares of Staples Common Stock present or represented at the Staples Stockholders' Meeting at which a quorum is present.

        (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (c) CANADIAN COMPETITION ACT. (i) The Director of Investigation and Research shall have issued an Advance Ruling Certificate under section 102 of the Canadian Competition Act reasonably satisfactory to the parties with respect to the Merger, or any applicable waiting period under section 123 of the Canadian Competition Act shall have expired and neither the Director nor any of his representatives shall have advised the parties that the Director intends to make an application under section 92 in respect of the Merger, and (ii) the Director shall not have subsequently withdrawn such Advance Ruling Certificate or indicated that he has obtained information as a result of which he is no longer satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under section 92 of the Canadian Competition Act with respect to the Merger.

        (d) ICA APPROVALS. Either (i) Staples shall have received from the Minister responsible for administering the Investment Canada Act a notice pursuant to subsection 21(1) of that Act stating that the Minister is satisfied that the Merger is likely to be of net benefit to Canada, such notice to be on terms and in form reasonably satisfactory to the parties; or (ii) such Minister shall be deemed, pursuant to subsection 21(2) of the Investment Canada Act, to be satisfied that the Merger is likely to be of net benefit to Canada and Staples shall have received a notice from such Minister to that effect.

        (e) APPROVALS. Other than the filing provided for by Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Staples Material Adverse Effect or Office Depot Material Adverse Effect shall have been filed, been obtained or occurred.

        (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (g) NO INJUNCTIONS. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order) or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (h) POOLING LETTERS. Staples and Office Depot shall have received a letter from Ernst & Young LLP, addressed to Staples regarding its concurrence with Staples' management conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the merger, as contemplated to be effected as of the date of the letter, it being agreed that Staples and Office Depot shall each provide reasonable cooperation to Ernst & Young LLP to enable them to issue such a letter.

        (i) NASDAQ. The shares of Staples Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market or listing on the New York Stock Exchange.

        Section 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF STAPLES AND SUB. The obligations of Staples and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Staples and Sub:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Office Depot set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Office Depot Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Staples shall have received a certificate signed on behalf of Office Depot by the chief executive officer and the chief financial officer of Office Depot to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF OFFICE DEPOT. Office Depot shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Staples shall have received a certificate signed on behalf of Office Depot by the chief executive officer and the chief financial officer of Office Depot to such effect.

        (c) TAX OPINION. Staples shall have received a written opinion from Hale and Dorr, counsel to Staples, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr does not render such opinion, this condition shall nonetheless be deemed satisfied if Kirkland & Ellis renders such opinion to Staples (it being agreed that Staples and Office Depot shall each provide reasonable cooperation to Kirkland & Ellis or Hale and Dorr, as the case may be, to enable them to render such opinion).

        Section 7.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF OFFICE DEPOT. The obligation of Office Depot to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Office Depot:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Staples and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Staples Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Office Depot shall have received a certificate signed on behalf of Staples by the chief executive officer and the chief financial officer of Staples to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF STAPLES AND SUB. Staples and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Office Depot shall have received a certificate signed on behalf of Staples by the chief executive officer and the chief financial officer of Staples to such effect.

        (c) TAX OPINION. Office Depot shall have received the opinion of Kirkland & Ellis, counsel to Office Depot, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Kirkland & Ellis does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr renders such opinion to Office Depot (it being agreed that Staples and Office Depot shall each provide reasonable cooperation to Kirkland & Ellis or Hale and Dorr, as the case may be, to enable them to render such opinion).

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

        Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after



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


approval of the matters presented in connection with the Merger by the stockholders of Office Depot or Staples:

        (a)  by mutual written consent of Staples and Office Depot; or

        (b) by either Staples or Office Depot if the Merger shall not have been consummated by February 28, 1997 (provided that (i) either Staples or Office Depot may extend such date to May 31, 1997 by providing written notice thereof to the other party on or prior to February 14, 1997 (February 28, 1997, as it may be so extended, shall be referred to herein as the "Outside Date") and (ii) the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (c) by either Staples or Office Depot if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by Staples, if, at the Office Depot Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Office Depot in favor of this Agreement and the Merger shall not have been obtained; or by Office Depot if, at the Staples Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Staples in favor of the Staples Voting Proposal shall not have been obtained; or

        (e) by Staples, if (i) the Board of Directors of Office Depot shall have withdrawn or modified its recommendation of this Agreement or the Merger;
(ii) after the receipt by Office Depot of an Acquisition Proposal, Staples requests in writing that the Board of Directors of Office Depot reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Office Depot fails to do so within 10 business days after its receipt of Staples' request; (iii) the Board of Directors of Office Depot shall have recommended to the stockholders of Office Depot an Alternative Transaction (as defined in Section 8.03(g)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Office Depot Common Stock is commenced (other than by Staples or an Affiliate of Staples) and the Board of Directors of Office Depot recommends that the stockholders of Office Depot tender their shares in such tender or exchange offer; or (v) for any reason Office Depot fails to call and hold the Office Depot Stockholders' Meeting by the Outside Date (provided that Staples' right to terminate this Agreement under such clause (v) shall not be available if at such time Office Depot would be entitled to terminate this Agreement under Section 8.01(g)); or

        (f) by Office Depot, if (i) the Board of Directors of Staples shall have withdrawn or modified its recommendation of the Staples Voting Proposal;
(ii) after the receipt by Staples of an Acquisition Proposal, Office Depot requests in writing that the Board of Directors of Staples reconfirm its recommendation of the Staples Voting Proposal and the Board of Directors of Staples fails to do so within 10 business days after its receipt of Office Depot's request; (iii) the Board of Directors of Staples shall have recommended to the stockholders of Staples an Alternative Transaction (as defined in Section 8.03(g)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Staples Common Stock is commenced (other than by Office Depot or an Affiliate of Office Depot) and the Board of Directors of Staples recommends that the stockholders of Staples tender their shares in such tender or exchange offer; or (v) for any reason Staples fails to call and hold the Staples Stockholders' Meeting by the Outside Date (provided that Office Depot's right to terminate this Agreement under such clause (v) shall not be available if at such time Staples would be entitled to terminate this Agreement under
Section 8.01(g)); or

        (g) by Staples or Office Depot, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 7.02(a) or (b) (in the case of termination by Staples) or 7.03(a) or (b) (in the case of termination by Office Depot) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

        Section 8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Staples, Office Depot, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 6.13 and 8.03; provided that, the provisions of Sections 6.13 and 8.03 of this Agreement, the Stock Option Agreements and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

        Section 8.03  FEES AND EXPENSES.

        (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

        (b) Office Depot shall pay Staples up to $5,000,000 as reimbursement for expenses of Staples actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Staples' counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Staples pursuant to (i) Section 8.01(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Office Depot at the Office Depot Stockholders' Meeting (other than in the circumstances set forth in Section 8.03(c)(i)) or (ii) Section 8.01(b) or Section 8.01(g) as a result of the failure to satisfy the condition set forth in Section 7.02(a).

        (c) Office Depot shall pay Staples a termination fee of $75,000,000 upon the earliest to occur of the following events:

                (i)   the termination of this Agreement by Staples pursuant to
Section 8.01(d), if a proposal for an Alternative Transaction (as defined below) involving Office Depot shall have been made prior to the Office Depot Stockholders' Meeting;

                (ii)  the termination of this Agreement by Staples pursuant to
Section 8.01(e); or

                (iii) the termination of this Agreement by Staples pursuant to
Section 8.01(g) after a breach by Office Depot of a covenant or agreement in this Agreement.

                Office Depot's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Staples against Office Depot and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Office Depot.

        (d) Staples shall pay Office Depot up to $5,000,000 as reimbursement for expenses of Office Depot actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Office Depot's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Office Depot pursuant to (i) Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Staples Voting Proposal by the stockholders of Staples at the Staples Stockholders' Meeting (other than in the circumstances set forth in Section 8.03(e)(i)) or (ii) Section 8.01(b) or Section 8.01(g) as a result of the failure to satisfy the condition set forth in Section 7.03(a).

        (e) Staples shall pay Office Depot a termination fee of $75,000,000 upon the earliest to occur of the following events:

                (i) the termination of this Agreement by Office Depot pursuant to Section 8.01(d), if a proposal for an Alternative Transaction (as defined below) involving Staples shall have been made prior to the Staples Stockholders' Meeting;

                (ii) the termination of this Agreement by Office Depot pursuant to Section 8.01(f); or

                (iii) the termination of this Agreement by Office Depot pursuant to Section 8.01(g) after a breach by Staples of a covenant or agreement in this Agreement.

                Staples' payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Office Depot against Staples and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Staples.

        (f) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c), 8.03(d) or 8.03(e) shall be paid within one business day after the first to occur of the events described in Section 8.03(b), 8.03(c)(i), (ii) or (iii), 8.03(d) or 8.03(e)(i), (ii) or (iii).

        (g)  As used in this Agreement, "Alternative Transaction" means either
(i) a transaction pursuant to which any person (or group of persons) other than Staples or Office Depot or their respective affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Office Depot Common Stock or Staples Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Staples or Office Depot pursuant to which any Third Party acquires more than 20% of the outstanding shares of Office Depot Common Stock or Staples Common Stock, as the case may be, or the entity surviving such merger or business combination,
(iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Staples or Office Depot, and the entity surviving any merger or business combination including any of them) of Staples or Office Depot having a fair market value (as determined by the Board of Directors of Staples or Office Depot, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of Staples or Office Depot, as the case may be, and their respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Section 8.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Office Depot or of Staples, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

        Section 9.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.04, 2.01, 2.02, 6.14,
6.17 and Article IX, and the agreements of the Affiliates delivered pursuant to
Section 6.10. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

        Section 9.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Staples or Sub, to

             Staples, Inc.
             One Research Drive
             Westborough, MA 01581
             Attn: Secretary
             Telecopy: (508) 370-7805
             with a copy to:

             Hale and Dorr
             60 State Street
             Boston, MA 02109
             Attn: Mark G. Borden, Esq.
             Telecopy: (617) 526-5000

                     and

             Sullivan & Cromwell
             125 Broad Street
             New York, NY 10004
             Attn: James C. Morphy, Esq.
             Telecopy: (212) 558-3299


        (b)  if to Office Depot, to

             Office Depot, Inc.
             2200 Old Germantown Road
             Delray Beach, FL 33445
             Attn: Secretary
             Telecopy: (561) 266-1850

             with a copy to

             Kirkland & Ellis
             200 East Randolph Street
             Chicago, IL 60601
             Attn: Willard G. Fraumann, Esq.
             Telecopy: (312) 861-2200

        Section 9.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 4, 1996.

        Section 9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.05 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.14 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Office Depot nor Staples makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

        Section 9.06 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

        Section 9.07 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Staples, Sub and Office Depot have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



Staples, Inc.                                  Marlin Acquisition Corp.

By: /s/ Thomas G. Stemberg                     By: /s/ Thomas G. Stemberg
    ---------------------------------              ----------------------------

Title:  Chief Executive Officer                Title:  President
      -------------------------------                --------------------------


                                               Office Depot, Inc.

                                               By: /s/ David I. Fuente
                                                   ----------------------------

                                               Title:  Chief Executive Officer
                                                     --------------------------






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